Release: January 29, 2025

CPKC delivers strong fourth-quarter results; positioned to accelerate growth in 2025

Calgary - Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its fourth-quarter results, including revenues of $3.9 billion, diluted earnings per share (EPS) of $1.28 and core adjusted combined diluted EPS1 of $1.29.

Fourth-quarter 2024 results
•Revenues increased by three percent to $3.9 billion from $3.8 billion in Q4 2023
•Reported operating ratio (OR) decreased by 210 basis points to 59.7 percent from 61.8 percent in Q4 2023
•Core adjusted combined OR1 decreased by 160 basis points to 57.1 percent from 58.7 percent in Q4 2023
•Reported diluted EPS increased to $1.28 from $1.10 in Q4 2023
•Core adjusted combined diluted EPS1 increased nine percent to $1.29 from $1.18 in Q4 2023
•Federal Railroad Administration (FRA)-reportable personal injury frequency decreased to 0.84 from 1.13 in Q4 20232
•FRA-reportable train accident frequency decreased to 1.03 from 1.08 in Q4 2023

“Our team finished our first full year as a combined company strong, with volume growth, improved safety performance, and solid operational execution that allowed CPKC to deliver industry-leading earnings growth in 2024,” said Keith Creel, CPKC President and Chief Executive Officer. “Thanks to our remarkable team of railroaders and their dedication to safety, service and efficiency, we delivered on our commitments to customers and shareholders as we continue to drive sustainable long-term success on this unrivaled North American network.”

Full-year 2024 results3
•Reported operating ratio (OR) decreased by 60 basis points to 64.4 percent from 65.0 percent in 2023
•Core adjusted combined OR1 decreased by 70 basis points to 61.3 percent from 62.0 percent in 2023
•Reported diluted EPS decreased to $3.98 from $4.21 in 2023
•Core adjusted combined diluted EPS1 increased 11 percent to $4.25 from $3.84 in 2023
•FRA-reportable personal injury frequency decreased to 0.95 from 1.15 in 20232, 4
•FRA-reportable train accident frequency increased to 1.01 from 0.99 in 20234

In 2024, for the second consecutive year, CPKC led the industry with the lowest FRA-reportable train accident frequency among Class 1 railroads, building on Canadian Pacific's legacy of 17 consecutive years of industry leadership.

“Looking forward to 2025, we expect another year of strong earnings growth consistent with CPKC’s multi-year guidance provided at our 2023 Investor Day,” Creel added. “We continue to do what we said we would do, staying focused on safety and growth. The opportunities ahead of us are unique as we have the team, the network and the capacity to deliver strong results for all stakeholders.”

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations and forward-looking non-GAAP measures, see attached supplementary schedule of Non-GAAP Measures.
2 The fourth-quarter and full year 2023 FRA-reportable personal injury frequency have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.
3 The results of Kansas City Southern are included on a consolidated basis from April 14, 2023, the date we acquired control. From December 14, 2021 to April 13, 2023, we recorded our interest in KCS under the equity method of accounting.
4 The full year 2023 comparison for FRA-reportable personally injury frequency and FRA-reportable train accident frequency represent combined operating information to illustrate the estimated effects of the acquisition as if the acquisition closed on January 1, 2022.

Full-year 2025 Guidance
•CPKC expects core adjusted diluted EPS1 to increase between 12 and 18 percent versus 2024 core adjusted combined diluted EPS1 of $4.25
•Mid-single digit volume growth, as measured in Revenue Ton Miles
•Capital expenditures of $2.9 billion, with the increase compared to 2024 driven by a higher expected USD/CAD FX rate
•Other components of net periodic benefit recovery will increase by $76 million from $352 million in 2024

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Jan. 29, 2025.

Conference Call Access
Canada and U.S.: 800-343-4849
International: 203-518-9848
*Conference ID: CPKCQ424
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the fourth-quarter conference call will be available by phone through Feb. 5, 2025, at 800-839-3516 (Canada/U.S.) or 402-220-7238 (International).

Forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited, to statements concerning our ability to deliver on our financial guidance for 2025, strategic initiatives and investments, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CPKC's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:

Media
mediarelations@cpkcr.com

Investment Community
Chris de Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars, except share and per share data)	2024	2023	2024	2023
Revenues
Freight	$3,801	$3,697	$14,223	$12,281
Non-freight	73	79	323	274
Total revenues	3,874	3,776	14,546	12,555
Operating expenses
Compensation and benefits (Note 3)	619	637	2,565	2,332
Fuel	459	528	1,802	1,681
Materials (Note 3)	116	86	406	346
Equipment rents	94	76	347	277
Depreciation and amortization (Note 3)	488	457	1,900	1,543
Purchased services and other (Note 3)	538	550	2,347	1,988
Total operating expenses	2,314	2,334	9,367	8,167

Operating income	1,560	1,442	5,179	4,388
Equity earnings of Kansas City Southern (Note 3)	—	—	—	(230)
Other (income) expense (Note 3)	(1)	16	(42)	52
Other components of net periodic benefit recovery	(87)	(73)	(352)	(327)
Net interest expense (Note 3)	203	206	801	771
Remeasurement loss of Kansas City Southern	—	—	—	7,175
Income (loss) before income tax expense (recovery)	1,445	1,293	4,772	(3,053)
Current income tax expense	258	235	1,031	909
Deferred income tax (recovery) expense	(12)	40	28	(7,885)
Income tax expense (recovery) (Note 2)	246	275	1,059	(6,976)
Net income	$1,199	$1,018	$3,713	$3,923
Net loss attributable to non-controlling interest (Note 3)	(2)	(5)	(5)	(4)
Net income attributable to controlling shareholders	$1,201	$1,023	$3,718	$3,927

Earnings per share
Basic earnings per share	$1.29	$1.10	$3.98	$4.22
Diluted earnings per share	$1.28	$1.10	$3.98	$4.21

Weighted-average number of shares (millions)
Basic	933.4	931.8	933.0	931.3
Diluted	934.8	933.8	934.6	933.7

Dividends declared per share	$0.19	$0.19	$0.76	$0.76
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2024	2023	2024	2023
Net income	$1,199	$1,018	$3,713	$3,923
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	2,045	(622)	2,622	(655)
Change in derivatives designated as cash flow hedges	1	2	6	7
Change in pension and post-retirement defined benefit plans	944	(86)	979	(73)
Other comprehensive (loss) income from equity investees	(1)	—	(8)	7
Other comprehensive income (loss) before income taxes	2,989	(706)	3,599	(714)
Income tax (expense) recovery on above items	(218)	1	(219)	(4)
Other comprehensive income (loss)	2,771	(705)	3,380	(718)
Comprehensive income	$3,970	$313	$7,093	$3,205
Comprehensive income (loss) attributable to non-controlling interest	61	(26)	77	(13)
Comprehensive income attributable to controlling shareholders	$3,909	$339	$7,016	$3,218
See Notes to Consolidated Financial Information.

CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	December 31	December 31
(in millions of Canadian dollars)	2024	2023
Assets
Current assets
Cash and cash equivalents	$739	$464
Accounts receivable, net	1,968	1,887
Materials and supplies	457	400
Other current assets	220	251
	3,384	3,002
Investments	586	533
Properties	56,024	51,744
Goodwill	19,350	17,729
Intangible assets	3,146	2,974
Pension asset	4,586	3,338
Other assets	668	582
Total assets	$87,744	$79,902
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,842	$2,567
Long-term debt maturing within one year (Note 4)	2,819	3,143
	5,661	5,710
Pension and other benefit liabilities	548	581
Other long-term liabilities	867	797
Long-term debt (Note 4)	19,804	19,351
Deferred income taxes (Note 2)	11,974	11,052
Total liabilities	38,854	37,491
Shareholders’ equity
Share capital	25,689	25,602
Additional paid-in capital	94	88
Accumulated other comprehensive income (loss)	2,680	(618)
Retained earnings	19,429	16,420
	47,892	41,492
Non-controlling interest	998	919
Total equity	$48,890	$42,411
Total liabilities and equity	$87,744	$79,902
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2024	2023	2024	2023
Operating activities
Net income	$1,199	$1,018	$3,713	$3,923
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	488	457	1,900	1,543
Deferred income tax (recovery) expense	(12)	40	28	(7,885)
Pension recovery and funding	(75)	(75)	(305)	(306)
Equity earnings of Kansas City Southern	—	—	—	(230)
Remeasurement loss of Kansas City Southern	—	—	—	7,175
Dividend from Kansas City Southern	—	—	—	300
Settlement of Mexican taxes	(10)	(60)	(12)	(135)
Settlement of foreign currency forward contracts	—	—	(65)	—
Other operating activities, net	(5)	68	(14)	60
Change in non-cash working capital balances related to operations	119	(112)	24	(308)
Net cash provided by operating activities	1,704	1,336	5,269	4,137
Investing activities
Additions to properties	(742)	(701)	(2,825)	(2,468)
Additions to Meridian Speedway properties	(9)	(4)	(38)	(31)
Proceeds from sale of properties and other assets	45	29	64	57
Cash acquired on control of Kansas City Southern	—	—	—	298
Investment in government securities	—	—	—	(267)
Proceeds from settlement of government securities	—	274	—	274
Other investing activities, net	(6)	1	3	(25)
Net cash used in investing activities	(712)	(401)	(2,796)	(2,162)
Financing activities
Dividends paid	(177)	(177)	(709)	(707)
Issuance of Common Shares	14	19	69	69
Repayment of long-term debt, excluding commercial paper (Note 4)	(2,018)	(1,287)	(2,327)	(2,395)
Net issuance of commercial paper (Note 4)	1,144	692	439	1,095
Net increase in short-term borrowings (Note 4)	274	—	274	—
Acquisition-related financing fees	—	—	—	(17)
Other financing activities, net	2	—	2	—
Net cash used in financing activities	(761)	(753)	(2,252)	(1,955)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	45	(12)	54	(7)
Cash position
Increase in cash and cash equivalents	276	170	275	13
Cash and cash equivalents at beginning of period	463	294	464	451
Cash and cash equivalents at end of period	$739	$464	$739	$464

Supplemental disclosures of cash flow information:
Income taxes paid	$234	$258	$958	$906
Interest paid	$251	$255	$814	$825
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at October 1, 2024	933.3	$25,672	$94	$(28)	$18,405	$44,143	$937	$45,080
Net income (loss)	—	—	—	—	1,201	1,201	(2)	1,199
Other comprehensive income	—	—	—	2,708	—	2,708	63	2,771
Dividends declared ($0.19 per share)	—	—	—	—	(177)	(177)	—	(177)
Effect of stock-based compensation expense	—	—	4	—	—	4	—	4
Shares issued under stock option plan	0.2	17	(4)	—	—	13	—	13
Balance as at December 31, 2024	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Balance as at October 1, 2023	931.7	$25,579	$90	$66	$15,575	$41,310	$945	$42,255
Net income (loss)	—	—	—	—	1,023	1,023	(5)	1,018
Other comprehensive loss	—	—	—	(684)	—	(684)	(21)	(705)
Dividends declared ($0.19 per share)	—	—	—	—	(178)	(178)	—	(178)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Shares issued under stock option plan	0.4	23	(5)	—	—	18	—	18
Balance as at December 31, 2023	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411

	For the year ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance at January 1, 2024	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Net income (loss)	—	—	—	—	3,718	3,718	(5)	3,713
Contribution from non-controlling interest	—	—	—	—	—	—	2	2
Other comprehensive income	—	—	—	3,298	—	3,298	82	3,380
Dividends declared ($0.76 per share)	—	—	—	—	(709)	(709)	—	(709)
Effect of stock-based compensation expense	—	—	24	—	—	24	—	24
Shares issued under stock option plan	1.4	87	(18)	—	—	69	—	69
Balance as at December 31, 2024	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Balance at January 1, 2023	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886
Net income (loss)	—	—	—	—	3,927	3,927	(4)	3,923
Other comprehensive loss	—	—	—	(709)	—	(709)	(9)	(718)
Dividends declared ($0.76 per share)	—	—	—	—	(708)	(708)	—	(708)
Effect of stock-based compensation expense	—	—	27	—	—	27	—	27
Shares issued under stock option plan	1.6	86	(17)	—	—	69	—	69
Non-controlling interest in connection with business acquisition	—	—	—	—	—	—	932	932
Balance as at December 31, 2023	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
See Notes to Consolidated Financial Information.

NOTES TO CONSOLIDATED FINANCIAL INFORMATION
December 31, 2024
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise, and intermodal freight. CPKC's Common Shares trade on the Toronto Stock Exchange and New York Stock Exchange under the symbol "CP".

On April 14, 2023, Canadian Pacific Railway Limited ("CPRL") assumed control of Kansas City Southern ("KCS") and changed its name to Canadian Pacific Kansas City Limited. This unaudited consolidated financial information includes KCS as a consolidated subsidiary from April 14, 2023. For the period beginning on January 1, 2023 and ending on April 13, 2023, the Company's 100% interest in KCS was accounted for and reported as an equity-method investment.

This unaudited consolidated financial information, expressed in Canadian dollars, reflects management’s estimates and assumptions that are necessary for its fair presentation in conformity with accounting principles generally accepted in the U.S. ("GAAP"). It does not include all disclosures required under GAAP for annual or interim financial statements. In management’s opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for fair presentation have been included.

The accounting policies used in preparing this unaudited consolidated financial information are consistent with the accounting policies used in preparing the Company's Consolidated Financial Statements and related notes in Item 8. Financial Statements and Supplementary Data of the Company's 2023 Annual Report on Form 10-K, and should be read in conjunction with such financial statements and related notes.

2    Income taxes

During the fourth quarter and year ended December 31, 2024, the Company recorded a deferred income tax recovery of $78 million as a result of a decrease in the corporate income tax rate in the state of Louisiana.

During the fourth quarter and year ended December 31, 2023, the Company recorded deferred income tax recoveries of $7 million and $58 million, respectively, for the revaluation of deferred income tax balances on unitary state apportionment changes.

3    Business acquisition

The acquisition of KCS was completed on April 14, 2023. The Company continues to incur expenses related to this acquisition including consulting, legal, and integration costs, and recognizes incremental expense associated with the amortization of fair value adjustments associated with purchase accounting ("KCS purchase accounting").

During the fourth quarter and year ended December 31, 2024, the Company incurred $22 million and $112 million in acquisition-related costs, respectively, of which:
•$1 million and $18 million were recognized in "Compensation and benefits", respectively, primarily related to retention and synergy-related incentive compensation costs;
•$1 million and $6 million were recognized in "Materials", respectively; and
•$20 million and $88 million were recognized in "Purchased services and other", respectively, primarily related to system migration, legal and consulting fees, and relocation expenses.

During the fourth quarter and year ended December 31, 2023, the Company incurred $32 million and $190 million in acquisition-related costs, respectively, of which:
•$7 million and $71 million were recognized in "Compensation and benefits", respectively, primarily related to restructuring costs, retention and synergy-related incentive compensation costs;
•$1 million and $2 million were recognized in "Materials", respectively;
•$24 million and $111 million were recognized in "Purchased services and other", respectively, including third party purchased services, and payments made to certain communities across the combined network to address the environmental and social impacts of increased traffic as required by voluntary agreements with communities and conditions imposed by the U.S. Surface Transportation Board (the "STB") pursuant to the STB's final decision approving the Company and KCS's joint merger application, including, but not limited to, payments related to new crossings, closure of existing crossings and other infrastructure projects; and

•$nil and $6 million, were recognized in "Other (income) expense", respectively.

KCS incurred acquisition-related costs of $11 million between January 1, 2023 and April 13, 2023, which were included in "Equity earnings of Kansas City Southern".

During the fourth quarter and year ended December 31, 2024, the Company recognized $93 million ($68 million after deferred income tax recovery of $25 million) and $352 million ($256 million after deferred income tax recovery of $96 million), respectively, of KCS purchase accounting, as follows:
•$87 million and $333 million recognized in "Depreciation and amortization", respectively;
•$1 million and $3 million recognized in "Purchased services and others", respectively;
•$1 million and $3 million recognized in "Other (income) expense", respectively;
•$6 million and $20 million recognized in "Net interest expense", respectively; and
•a recovery of $2 million and $7 million recognized in "Net loss attributable to non-controlling interest", respectively.

During the fourth quarter and year ended December 31, 2023, the Company recognized $87 million ($62 million after deferred income tax recovery of $25 million) and $297 million ($228 million after deferred income tax recovery of $69 million), respectively, of KCS purchase accounting, as follows:
•$85 million and $234 million recognized in "Depreciation and amortization", respectively;
•$1 million and $1 million recognized in "Purchased services and others", respectively;
•$nil and $48 million recognized in "Equity earnings of Kansas City Southern", respectively;
•$nil and $2 million recognized in "Other (income) expense", respectively;
•$6 million and $17 million recognized in "Net interest expense", respectively; and
•a recovery of $5 million and $5 million recognized in "Net loss attributable to non-controlling interest", respectively.

4    Debt

During the fourth quarter of 2024, the Company repaid, at maturity, the remaining balance of U.S. $1,429 million ($2,002 million) on its 1.35% 3-year Notes.

During the year ended December 31, 2024, the Company also repaid, at maturity, U.S. $48 million ($66 million) of its 5.41% senior secured Notes. The Company also repurchased, on the open market, certain of its senior Notes with principal values of U.S. $176 million ($241 million). These repurchases were accounted for as debt extinguishments, with gains of $22 million recorded in “Other (income) expense” on the Company's Consolidated Statements of Income.

Credit facility

Effective June 25, 2024, the Company entered into a third amended and restated revolving credit facility (the "facility") agreement to extend the maturity dates of its five-year U.S. $1.1 billion tranche and two-year U.S. $1.1 billion tranche to June 25, 2029 and June 25, 2026, respectively. As at December 31, 2024, the Company had U.S. $200 million ($288 million) drawn from the two-year U.S. $1.1 billion tranche (December 31, 2023 - undrawn) and was undrawn on the five-year U.S. $1.1 billion tranche (December 31, 2023 - undrawn). The interest rate on these borrowings is 5.57%. These borrowings are included in "Long-term debt maturing within one year" on the Company's Consolidated Balance Sheets.

Commercial paper program

The Company has a commercial paper program, under which it may issue up to a maximum aggregate principal amount of U.S. $1.5 billion in the form of unsecured promissory notes. This commercial paper program is backed by a U.S. $2.2 billion revolving credit facility. As at December 31, 2024, the Company had total commercial paper borrowings outstanding of U.S. $1,102 million ($1,586 million) included in "Long-term debt maturing within one year" on the Company's Consolidated Balance Sheets (December 31, 2023 - U.S. $800 million ($1,058 million)). The weighted-average interest rate on these borrowings as at December 31, 2024 was 4.75% (December 31, 2023 - 5.59%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Consolidated Statements of Cash Flows, on a net basis.

Summary of Rail Data(1)

	Fourth Quarter				Year
Financial (millions, except per share data)	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Revenues
Freight	$3,801	$3,697	$104	3	$14,223	$12,281	$1,942	16
Non-freight	73	79	(6)	(8)	323	274	49	18
Total revenues	3,874	3,776	98	3	14,546	12,555	1,991	16

Operating expenses
Compensation and benefits	619	637	(18)	(3)	2,565	2,332	233	10
Fuel	459	528	(69)	(13)	1,802	1,681	121	7
Materials	116	86	30	35	406	346	60	17
Equipment rents	94	76	18	24	347	277	70	25
Depreciation and amortization	488	457	31	7	1,900	1,543	357	23
Purchased services and other	538	550	(12)	(2)	2,347	1,988	359	18
Total operating expenses	2,314	2,334	(20)	(1)	9,367	8,167	1,200	15

Operating income	1,560	1,442	118	8	5,179	4,388	791	18

Equity earnings of Kansas City Southern	—	—	—	—	—	(230)	230	(100)
Other (income) expense	(1)	16	(17)	(106)	(42)	52	(94)	(181)
Other components of net periodic benefit recovery	(87)	(73)	(14)	19	(352)	(327)	(25)	8
Net interest expense	203	206	(3)	(1)	801	771	30	4
Remeasurement loss of Kansas City Southern	—	—	—	—	—	7,175	(7,175)	(100)

Income (loss) before income tax expense (recovery)	1,445	1,293	152	12	4,772	(3,053)	7,825	(256)

Current income tax expense	258	235	23	10	1,031	909	122	13
Deferred income tax (recovery) expense	(12)	40	(52)	(130)	28	(7,885)	7,913	(100)
Income tax expense (recovery)	246	275	(29)	(11)	1,059	(6,976)	8,035	(115)

Net income	$1,199	$1,018	$181	18	$3,713	$3,923	$(210)	(5)

Net loss attributable to non-controlling interest	(2)	(5)	3	(60)	(5)	(4)	(1)	25

Net income attributable to controlling shareholders	$1,201	$1,023	$178	17	$3,718	$3,927	$(209)	(5)
Operating ratio (%)	59.7	61.8	(2.1)	(210) bps	64.4	65.0	(0.6)	(60) bps

Basic earnings per share	$1.29	$1.10	$0.19	17	$3.98	$4.22	$(0.24)	(6)

Diluted earnings per share	$1.28	$1.10	$0.18	16	$3.98	$4.21	$(0.23)	(5)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	933.4	931.8	1.6	—	933.0	931.3	1.7	—
Weighted average number of diluted shares outstanding (millions)	934.8	933.8	1.0	—	934.6	933.7	0.9	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.71	0.74	(0.03)	(4)	0.73	0.74	(0.01)	(1)
Average foreign exchange rate (Canadian$/U.S.$)	1.40	1.36	0.04	3	1.37	1.35	0.02	1
Average foreign exchange rate (Mexican peso/Canadian$)	14.37	12.89	1.48	11	13.32	13.12	0.20	2
Average foreign exchange rate (Canadian$/Mexican peso)	0.0696	0.0776	(0.0080)	(10)	0.0751	0.0762	(0.0011)	(1)
(1) The results of Kansas City Southern ("KCS") are included on a consolidated basis from April 14, 2023, the date the Company acquired control (the "Control Date"). From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
Commodity Data	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Freight Revenues (millions)
- Grain	$949	$844	$105	12	$3,012	$2,496	$516	21
- Coal	250	256	(6)	(2)	943	859	84	10
- Potash	153	157	(4)	(3)	614	566	48	8
- Fertilizers and sulphur	108	109	(1)	(1)	406	385	21	5
- Forest products	213	207	6	3	816	696	120	17
- Energy, chemicals and plastics	742	717	25	3	2,851	2,301	550	24
- Metals, minerals and consumer products	430	451	(21)	(5)	1,777	1,579	198	13
- Automotive	324	286	38	13	1,280	934	346	37
- Intermodal	632	670	(38)	(6)	2,524	2,465	59	2

Total Freight Revenues	$3,801	$3,697	$104	3	$14,223	$12,281	$1,942	16

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	5.55	5.50	0.05	1	5.18	5.14	0.04	1
- Coal	4.24	4.00	0.24	6	4.12	3.89	0.23	6
- Potash	3.53	3.36	0.17	5	3.43	3.35	0.08	2
- Fertilizers and sulphur	7.62	7.70	(0.08)	(1)	7.72	7.68	0.04	1
- Forest products	9.01	9.16	(0.15)	(2)	8.99	8.67	0.32	4
- Energy, chemicals and plastics	7.48	7.31	0.17	2	7.34	6.97	0.37	5
- Metals, minerals and consumer products	9.27	9.19	0.08	1	9.27	8.65	0.62	7
- Automotive	24.55	26.68	(2.13)	(8)	25.53	26.10	(0.57)	(2)
- Intermodal	7.03	7.57	(0.54)	(7)	7.17	7.36	(0.19)	(3)

Total Freight Revenue per RTM	6.79	6.75	0.04	1	6.73	6.50	0.23	4

Freight Revenue per Carload
- Grain	$5,880	$5,680	$200	4	$5,480	$5,014	$466	9
- Coal	2,165	1,910	255	13	2,076	1,911	165	9
- Potash	3,617	3,747	(130)	(3)	3,627	3,687	(60)	(2)
- Fertilizers and sulphur	6,136	5,956	180	3	6,042	5,842	200	3
- Forest products	6,068	5,671	397	7	5,849	5,524	325	6
- Energy, chemicals and plastics	4,970	4,935	35	1	4,900	4,725	175	4
- Metals, minerals and consumer products	3,429	3,391	38	1	3,433	3,449	(16)	—
- Automotive	5,201	4,931	270	5	5,165	4,638	527	11
- Intermodal	1,538	1,484	54	4	1,536	1,534	2	—

Total Freight Revenue per Carload	$3,394	$3,168	$226	7	$3,255	$3,036	$219	7
(1) KCS's freight revenues are included on a consolidated basis from the Control Date. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
Commodity Data (Continued)	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

RTMs (millions)
- Grain	17,098	15,347	1,751	11	58,101	48,592	9,509	20
- Coal	5,890	6,395	(505)	(8)	22,887	22,095	792	4
- Potash	4,334	4,668	(334)	(7)	17,893	16,904	989	6
- Fertilizers and sulphur	1,418	1,416	2	—	5,256	5,014	242	5
- Forest products	2,363	2,260	103	5	9,075	8,028	1,047	13
- Energy, chemicals and plastics	9,926	9,813	113	1	38,837	33,031	5,806	18
- Metals, minerals and consumer products	4,637	4,905	(268)	(5)	19,177	18,247	930	5
- Automotive	1,320	1,072	248	23	5,014	3,579	1,435	40
- Intermodal	8,984	8,855	129	1	35,218	33,470	1,748	5

Total RTMs	55,970	54,731	1,239	2	211,458	188,960	22,498	12

Carloads (thousands)
- Grain	161.4	148.6	12.8	9	549.6	497.8	51.8	10
- Coal	115.5	134.0	(18.5)	(14)	454.3	449.6	4.7	1
- Potash	42.3	41.9	0.4	1	169.3	153.5	15.8	10
- Fertilizers and sulphur	17.6	18.3	(0.7)	(4)	67.2	65.9	1.3	2
- Forest products	35.1	36.5	(1.4)	(4)	139.5	126.0	13.5	11
- Energy, chemicals and plastics	149.3	145.3	4.0	3	581.8	487.0	94.8	19
- Metals, minerals and consumer products	125.4	133.0	(7.6)	(6)	517.6	457.8	59.8	13
- Automotive	62.3	58.0	4.3	7	247.8	201.4	46.4	23
- Intermodal	411.0	451.5	(40.5)	(9)	1,642.9	1,606.6	36.3	2

Total Carloads	1,119.9	1,167.1	(47.2)	(4)	4,370.0	4,045.6	324.4	8
(1) Includes KCS information for the period from the Control Date onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	101,692	101,361	331	—	388,958	348,447	40,511	12
Train miles (thousands)	12,115	12,499	(384)	(3)	46,892	41,312	5,580	14
Average train weight - excluding local traffic (tons)	9,083	8,732	351	4	8,988	9,212	(224)	(2)
Average train length - excluding local traffic (feet)	7,606	7,345	261	4	7,623	7,802	(179)	(2)
Average terminal dwell (hours)	10.2	9.3	0.9	10	9.9	10.1	(0.2)	(2)
Average train speed (miles per hour, or "mph")(2)	18.7	18.6	0.1	1	19.0	19.1	(0.1)	(1)
Locomotive productivity (GTMs / operating horsepower)(3)	165	164	1	1	165	171	(6)	(4)
Fuel efficiency(4)	1.025	1.042	(0.017)	(2)	1.033	1.026	0.007	1
U.S. gallons of locomotive fuel consumed (millions)(5)	104.2	105.6	(1.4)	(1)	401.9	357.3	44.6	12
Average fuel price (U.S. dollars per U.S. gallon)	3.15	3.67	(0.52)	(14)	3.28	3.52	(0.24)	(7)

Total Employees and Workforce

Total employees (average)(6)	19,973	20,108	(135)	(1)	20,144	18,233	1,911	10
Total employees (end of period)(6)	19,797	19,927	(130)	(1)	19,797	19,927	(130)	(1)
Workforce (end of period)(7)	19,924	20,038	(114)	(1)	19,924	20,038	(114)	(1)

Safety Indicators(8)

FRA personal injuries per 200,000 employee-hours	0.84	1.13	(0.29)	(26)	0.95	1.16	(0.21)	(18)
FRA train accidents per million train-miles	1.03	1.08	(0.05)	(5)	1.01	1.06	(0.05)	(5)
(1)Includes KCS information for the period from the Control Date onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.
(2)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(3)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(4)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(5)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(6)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(7)Workforce is defined as employees plus contractors and consultants.
(8)FRA personal injuries per 200,000 employee-hours for the three months ended December 31, 2023 has been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures, including Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share, to provide an additional basis for evaluating underlying earnings trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

On the Control Date, Canadian Pacific Railway Limited obtained control of KCS and CPKC began consolidating KCS, which had been accounted for under the equity method of accounting between December 14, 2021 and April 13, 2023. On the Control Date, CPKC’s previously-held interest in KCS was remeasured to its Control Date fair value. CPKC presents Core adjusted combined measures to provide a comparison to prior period financial information as adjusted to exclude certain significant items and KCS purchase accounting. The most directly comparable GAAP measures to certain Non-GAAP measures already include KCS's net income attributable to shareholders as a result of applying the equity method of accounting following the acquisition of shares of KCS on December 14, 2021. For example, CPKC's year ended December 31, 2023 diluted earnings per share, which included equity earnings of KCS for the period January 1 through April 13, 2023, is used to reconcile to Core adjusted combined diluted earnings per share. Conversely, the most directly comparable GAAP measures to the other Non-GAAP measures do not include KCS's equity earnings. For example, the operating ratio, which is used to reconcile to Core adjusted combined operating ratio, did not include KCS's operating ratio for the period January 1 through April 13, 2023, as equity income was recognized within non-operating earnings. These measures are calculated by (1) adding KCS historical GAAP results and giving effect to transaction accounting adjustments in a manner consistent with Regulation S-X Article 11 ("Article 11"), where applicable, and (2) adjusting for KCS purchase accounting and significant items that management believes affect the comparability between periods.

Management believes these Non-GAAP measures provide meaningful supplemental information about our operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, adjustments to provisions and settlements of Mexican taxes, KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax), as recognized within "Equity earnings of Kansas City Southern" in the Company's Consolidated Statements of Income, loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC's equity investment in KCS and its tax basis of this investment, a deferred income tax recovery related to the elimination of the deferred income tax liability on the outside basis difference of the investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, integration costs including third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on foreign exchange ("FX") forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS. These items may not be non-recurring, and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company expects to incur acquisition-related costs beyond the year of acquisition. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of CPKC's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of CPKC's financial information.

In addition, Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, amortization of the change in fair value of debt of KCS assumed on the Control Date, and depreciation and amortization of fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Other (income) expense", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Consolidated Statements of Income. During the periods that KCS was equity accounted for, from December 14, 2021 to April 13, 2023, KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company, net of tax, as recognized within "Equity earnings of Kansas City Southern" in the Company's Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

2025 Outlook

With a 2025 plan that encompasses profitable, sustainable growth, CPKC expects mid single-digit RTM growth and 12-18% Core adjusted diluted EPS growth. CPKC’s expectation for Core adjusted diluted EPS growth in 2025 is based on Core adjusted combined diluted EPS of $4.25 in 2024. For the purposes of this outlook, CPKC assumes an effective tax rate of 24.50%. CPKC estimates other components of net periodic benefit recovery to increase by $76 million versus 2024. As CPKC continues to invest in service, productivity and safety, the Company plans to invest approximately $2.9 billion in capital programs in 2025, with the year over year increase versus 2024 driven largely by a higher expected USD/CAD FX rate.

Beginning in 2025, “Core adjusted diluted EPS” will be used in continuity of the non-GAAP measure currently known as “Core adjusted combined diluted EPS”. No adjustments are required to Core adjusted combined diluted EPS as reported in 2024 to present it on a comparable basis as Core adjusted diluted EPS, as KCS was consolidated within the Company’s results throughout the whole year and therefore, no combination adjustments exist.

The Core adjusted effective tax rate is a Non-GAAP measure, calculated as the effective tax rate adjusted for significant items as they are not considered indicative of future financial trends either by nature or amount nor provide comparability to past performance. The Company uses the Core adjusted effective tax rate to evaluate CPKC’s operating performance and for planning and forecasting future profitability. Core adjusted effective tax rate also excludes KCS purchase accounting to provide financial statement users with additional transparency by isolating the impact of KCS purchase accounting. This Non-GAAP measure does not have a standardized meaning and is not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies.

Although CPKC has provided forward-looking Non-GAAP measures (Core adjusted diluted EPS and Core adjusted effective tax rate), management is unable to reconcile, without unreasonable efforts, the forward-looking Core adjusted diluted EPS and Core adjusted effective tax rate to the most comparable GAAP measures, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CPKC has recognized acquisition-related costs, KCS purchase accounting, adjustments to provisions and settlements of Mexican taxes, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS and effective tax rate but may be excluded from CPKC’s Core adjusted diluted EPS and Core adjusted effective tax rate, respectively. Additionally, the U.S.-to-Canadian dollar exchange rate is unpredictable and can have a significant impact on CPKC’s reported results but may be excluded from CPKC’s Core adjusted diluted EPS and Core adjusted effective tax rate.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

Core Adjusted Combined Diluted Earnings per Share

Core adjusted combined diluted EPS is calculated using Diluted EPS reported on a GAAP basis adjusted for significant items less KCS purchase accounting. Between December 14, 2021 and April 13, 2023, KCS was accounted for in CPKC's diluted EPS reported on a GAAP basis using the equity method of accounting and on a consolidated basis beginning April 14, 2023. As the equity method of accounting and consolidation both provide the same diluted EPS for CPKC, no adjustment is required to pre-control diluted EPS to be comparable on a consolidated basis.

In 2024, there were three significant items included in the Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•during the course of the year, a deferred income tax recovery of $81 million on account of changes in tax rates, that favourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $78 million due to a decrease in the Louisiana state corporate income tax rate, that favourably impacted Diluted EPS by 9 cents; and
–in the second quarter, a deferred income tax recovery of $3 million due to a decrease in the Arkansas state corporate income tax rate, that had minimal impact on Diluted EPS;
•during the course of the year, adjustments to provisions and settlements of Mexican taxes of $4 million recovery ($2 million after deferred income tax expense of $2 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS;
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense ($10 million after deferred income tax recovery) recognized in "Compensation and benefits", that unfavourably impacted Diluted EPS by 1 cent; and
•during the course of the year, acquisition-related costs of $112 million in connection with the KCS acquisition ($82 million after current income tax recovery of $30 million), including an expense of $18 million recognized in "Compensation and benefits", $6 million recognized in "Materials", $88 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, acquisition-related costs of $22 million in connection with the KCS acquisition ($17 million after current income tax recovery of $5 million) including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $36 million in connection with the KCS acquisition ($26 million after current income tax recovery of $10 million) including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $28 million in connection with the KCS acquisition ($19 million after current income tax recovery of $9 million) including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $26 million in connection with the KCS acquisition ($20 million after current income tax recovery of $6 million) including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

In 2023, there were five significant items included in Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•in the second quarter, a remeasurement loss of KCS of $7,175 million recognized in "Remeasurement loss of Kansas City Southern" due to the derecognition of CPKC’s previously held equity method investment in KCS and remeasurement at its Control Date fair value, that unfavourably impacted Diluted EPS by $7.68;
•during the course of the year, a total current tax expense of $16 million related to a tax settlement with the Servicio de Administracion Tributaria ("SAT") of $13 million and a reserve for the estimated impact of potential future audit settlements of $3 million, that unfavourably impacted Diluted EPS by 2 cents as follows:

–in the fourth quarter, a current tax expense of $1 million related to a tax settlement with the SAT that had minimal impact on Diluted EPS; and
–in the third quarter, a total current tax expense of $15 million related to a tax settlement with the SAT of $9 million and reserves for the estimated impact of potential future audit settlements of $6 million of which $3 million was settled in the fourth quarter, that unfavourably impacted Diluted EPS by 2 cents;
•during the course of the year, a deferred income tax recovery of $72 million on account of changes in tax rates and apportionment, that favourably impacted Diluted EPS by 7 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $7 million due to CPKC unitary state apportionment changes, that favourably impacted Diluted EPS by 1 cent;
–in the third quarter, a deferred income tax recovery of $14 million due to decreases in the Iowa and Arkansas state corporate income tax rates, that favourably impacted Diluted EPS by 2 cents; and
–in the second quarter, a deferred income tax recovery of $51 million due to CPKC unitary state apportionment changes, that favourably impacted Diluted EPS by 5 cents;
•during the course of the year, deferred income tax recovery of $7,855 million on changes in the outside basis difference on the equity investment in KCS, that favourably impacted Diluted EPS by $8.42 as follows:
–in the second quarter, a deferred income tax recovery of $7,832 million related to the elimination of the deferred income tax liability on the outside basis difference of the investment in KCS, that favourably impacted Diluted EPS by $8.39; and
–in the first quarter, a deferred income tax recovery of $23 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents; and
•during the course of the year, acquisition-related costs of $201 million in connection with the KCS acquisition ($164 million after current income tax recovery of $37 million), including an expense of $71 million recognized in "Compensation and benefits", $2 million recognized in "Materials", $111 million recognized in "Purchased services and other", $6 million recognized in "Other (income) expense", and $11 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 17 cents as follows:
–in the fourth quarter, acquisition-related costs of $32 million ($24 million after current income tax recovery of $8 million), including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $24 million ($18 million after current income tax recovery of $6 million), including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the second quarter, acquisition-related costs of $120 million ($101 million after current income tax recovery of $19 million), including costs of $63 million recognized in "Compensation and benefits", $53 million recognized in "Purchased services and other", $3 million recognized in "Other (income) expense", and $1 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 11 cents; and
–in the first quarter, acquisition-related costs of $25 million ($21 million after current income tax recovery of $4 million), including costs of $12 million recognized in "Purchased services and other", $3 million recognized in "Other (income) expense", and $10 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 2 cents.

KCS purchase accounting included in Net income attributable to controlling shareholders as reported on a GAAP basis was as follows:

2024:
•during the course of the year, KCS purchase accounting of $352 million ($256 million after deferred income tax recovery of $96 million), including costs of $333 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $20 million recognized in "Net interest expense", $3 million recognized in "Other (income) expense", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $6 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $89 million ($65 million after deferred income tax recovery of $24 million), including costs of $85 million recognized in "Depreciation and amortization", $4 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $86 million ($62 million after deferred income tax recovery of $24 million), including costs of $82 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $84 million ($61 million after deferred income tax recovery of $23 million), including costs of $79 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $5 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2023:
•during the course of the year, KCS purchase accounting of $297 million ($228 million after deferred income tax recovery of $69 million), including costs of $234 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $17 million recognized in "Net interest expense", $2 million recognized in "Other (income) expense", $48 million recognized in "Equity earnings of Kansas City Southern", and a recovery of $5 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 25 cents as follows:

–in the fourth quarter, KCS purchase accounting of $87 million ($62 million after deferred income tax recovery of $25 million), including costs of $85 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $6 million recognized in "Net interest expense", and a recovery of $5 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the third quarter, KCS purchase accounting of $87 million ($63 million after deferred income tax recovery of $24 million), including costs of $81 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and $1 million in recognized in "Other (income) expense", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $81 million ($61 million after deferred income tax recovery of $20 million), including costs of $68 million recognized in "Depreciation and amortization", $6 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and $6 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $42 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 5 cents.

	For the three months ended December 31		For the year ended December 31
	2024	2023	2024	2023
CPKC diluted earnings per share as reported	$1.28	$1.10	$3.98	$4.21
Less:
Significant items (pre-tax):
Remeasurement loss of Kansas City Southern	—	—	—	(7.68)
Acquisition-related costs	(0.02)	(0.02)	(0.12)	(0.21)
KCS purchase accounting	(0.10)	(0.09)	(0.38)	(0.32)
Add:
Tax effect of adjustments(1)	(0.02)	(0.02)	(0.14)	(0.11)
Adjustments to provisions and settlements of Mexican taxes	—	—	—	0.02
Income tax rate changes	(0.09)	(0.01)	(0.09)	(0.07)
Deferred income tax recovery on the outside basis difference of the investment in KCS	—	—	—	(8.42)
Core adjusted combined diluted earnings per share	$1.29	$1.18	$4.25	$3.84
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 27.32% and 27.13% for the three months and year ended December 31, 2024, and 27.37% and 1.37% for the three months and year ended December 31, 2023, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Combined Operating Ratio

Core adjusted combined operating ratio is calculated from reported GAAP revenue and operating expenses adjusted for (1) KCS operating income prior to the Control Date and giving effect to transaction accounting adjustments in a manner consistent with Article 11, where applicable, (2) significant items (acquisition-related costs and adjustments to provisions and settlement of Mexican taxes) that are reported within Operating income, and (3) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

This combined measure does not purport to represent what the actual consolidated results of operations would have been had the Company obtained control of KCS and consolidation actually occurred on January 1, 2022, nor is it indicative of future results. This information is based upon assumptions that CPKC believes reasonably reflect the impact to CPKC's historical financial information, on a supplemental basis, of obtaining control of KCS had it occurred as of January 1, 2022. This information does not include anticipated costs related to integration activities, cost savings or synergies that may be achieved by the combined company.

2024:
•during the course of the year, adjustments to provisions and settlements of Mexican taxes of $4 million recovery recognized in "Compensation and benefits", that had minimal impact on operating ratio as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery recognized in "Compensation and benefits", that favourably impacted operating ratio by 0.2%;
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery recognized in "Compensation and benefits", that favourably impacted operating ratio by 0.2%; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense recognized in "Compensation and benefits", that unfavourably impacted operating ratio by 0.3%; and
•during the course of the year, acquisition-related costs were $112 million in connection with the KCS acquisition including costs of $18 million recognized in "Compensation and benefits", $6 million recognized in "Materials", and $88 million recognized in "Purchased services and other", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 0.8%:
–in the fourth quarter, acquisition-related costs of $22 million including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.5%;
–in the third quarter, acquisition-related costs of $36 million including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 1.0%;

–in the second quarter, acquisition-related costs of $28 million including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.7%; and
–in the first quarter, acquisition-related costs of $26 million including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%.

2023:
•during the course of the year, acquisition-related costs were $197 million in connection with the KCS acquisition including costs of $82 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $113 million recognized in "Purchased services and other", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 1.4%:
–in the fourth quarter, acquisition-related costs of $32 million including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
–in the third quarter, acquisition-related costs of $24 million including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
–in the second quarter, acquisition-related costs of $116 million including costs of $63 million recognized in "Compensation and benefits", and $53 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 3.5%; and
–in the first quarter, acquisition-related costs of $25 million including costs of $11 million recognized in "Compensation and benefits", and $14 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.7%.

KCS purchase accounting included in Operating income on a combined basis, calculated in a manner consistent with Article 11, was as follows:

2024:
•during the course of the year, KCS purchase accounting of $336 million including $333 million recognized in "Depreciation and amortization" and $3 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3% as follows:
–in the fourth quarter, KCS purchase accounting of $88 million including $87 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%;
–in the third quarter, KCS purchase accounting of $85 million recognized in "Depreciation and amortization", that unfavourably impacted operating ratio by 2.4%;
–in the second quarter, KCS purchase accounting of $83 million including $82 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%; and
–in the first quarter, KCS purchase accounting of $80 million including $79 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%.

2023:
•during the course of the year, KCS purchase accounting of $327 million including $326 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.4% as follows:
–in the fourth quarter, KCS purchase accounting of $86 million including $85 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%;
–in the third quarter, KCS purchase accounting of $81 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.4%;
–in the second quarter, KCS purchase accounting of $80 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.4%; and
–in the first quarter, KCS purchase accounting of $80 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.3%.

	For the three months ended December 31		For the year ended December 31
	2024	2023	2024	2023
CPKC operating ratio as reported	59.7%	61.8%	64.4%	65.0%
Add:
KCS operating income as reported prior to Control Date(1)	—%	—%	—%	—%
Pro forma Article 11 transaction accounting adjustments(2)	—%	—%	—%	0.8%
	59.7%	61.8%	64.4%	65.8%
Less:
Adjustments to provisions and settlements of Mexican taxes	(0.2)%	—%	—%	—%
Acquisition-related costs	0.5%	0.8%	0.8%	1.4%
KCS purchase accounting in Operating expenses	2.3%	2.3%	2.3%	2.4%
Core adjusted combined operating ratio	57.1%	58.7%	61.3%	62.0%
(1) KCS's historical amounts in U.S. dollars were translated into Canadian dollars at the Bank of Canada average exchange rate for the period from January 1 to April 13, 2023 with an effective exchange rate of $1.35.
(2) Pro forma Article 11 transaction accounting adjustments for January 1 through April 13, 2023 represent adjustments made in a manner consistent with Article 11. For January 1 through April 13, 2023, depreciation and amortization of differences between the historical carrying values and the fair values of KCS's tangible and intangible assets and investments prior to the Control Date that unfavourably impacted operating ratio by 0.8% and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions.

For more information about these pro forma transaction accounting adjustments for the three months ended March 31, 2023, please see Exhibit 99.1 “Selected Unaudited Combined Summary of Historical Financial Data” of CPKC’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on May 15, 2023.